Rennova Health gives financial update on 2018

WEST PALM BEACH, Fla. (February 20, 2019) – Rennova Health, Inc. (OTC: RNVA), (OTC: RNVAW), (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that acquired its second rural hospital in Tennessee on June 1, 2018, announces that its 2018 revenues demonstrate continued growth momentum.

Rennova is pleased to announce preliminary net revenues for the year ended December 31, 2018 of approximately $15.3 million. This number remains subject to final review and potential adjustment before the annual financial statements are filed. This represents an increase of approximately $10.7 million from the reported net revenues for 2017. This preliminary revenue includes operations of Rennova’s second hospital in Jamestown, Tennessee, which it acquired on June 1, 2018. The Company continues to take a conservative position on revenue recognition in hospital operations and will maintain this position until we have adequate historical information to evidence total collection rates.

“We believe that 2018 was a pivotal year and expect our business model for the rural hospital sector to deliver profits and significant growth for Rennova in the coming years,” said Seamus Lagan, CEO of Rennova. “We expect increased revenue in 2019 from ownership of existing facilities for the full year and continue to analyze additional acquisition opportunities with an expectation that one or more will be accomplished in 2019. We expect to file our 2018 financial statements on time and look forward to providing a further update when filed.”

About Rennova Health, Inc.

Rennova operates two rural hospitals in Tennessee and provides industry-leading diagnostics and supportive software solutions to healthcare providers. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health, Inc.

Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

# # #